Exhibit (a)(16)

                         SANFORD C. BERNSTEIN FUND, INC.
                         -------------------------------

                              ARTICLES OF AMENDMENT
                              ---------------------

         Sanford C. Bernstein Fund, Inc., a Maryland corporation (the "Corporation") with its principal corporate offices in the State of Maryland in Baltimore, Maryland, hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

         FIRST: That the Board of Directors of the Corporation adopted the following resolution at a meeting duly held on October 25, 2001, for amendment of the Articles of Incorporation of the Corporation:

                           RESOLVED, that the filing of appropriate Articles of
                  Amendment to the Articles of Incorporation of the Corporation effecting the proposed name change of "Bernstein Government Short Duration Portfolio" to "Bernstein U.S. Government Short Duration Portfolio," effective as of February 1, 2002, is hereby authorized and approved and the appropriate officers of the Corporation be, an they hereby are, authorized and instructed to take any and all such actions as they deem necessary or advisable in connection with the filing and implementation of said Articles of Amendment, including the filing of appropriate Articles of Amendment with the Maryland State Department of Assessments and Taxation; and

         SECOND: That pursuant to the above resolution of the Board of Directors of the Corporation, effective as of February 1, 2002, the name of the portfolio listed below shall be, and it hereby is changed as follows:

                  Old Name:   Bernstein Government Short Duration Portfolio

                  New Name:   Bernstein U.S. Government Short Duration Portfolio

         THIRD: That the amendment is limited to a change expressly permitted by
         Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and that the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 24th day of January, 2002.


WITNESS/ATTEST:                             SANFORD C. BERNSTEIN FUND, INC.



 /s/ Christina A. Santiago                  By:  /s/ Edmund P. Bergan, Jr.
--------------------------------               ---------------------------------
Name:   Christina A. Santiago               Name:   Edmund P. Bergan, Jr.
Title:  Assistant Secretary                 Title:  Secretary

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         THE UNDERSIGNED, President of Sanford C. Bernstein Fund, Inc., who
executed on behalf of the Corporation the Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                            SANFORD C. BERNSTEIN FUND, INC.



                                            By:  /s/ Edmund P. Bergan, Jr.
                                               ---------------------------------
                                            Name:   Edmund P. Bergan, Jr.
                                            Title:  Secretary


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